Issuer Free Writing Prospectus, dated March 29, 2022

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement

Dated March 29, 2022 and

Registration Statement No. 333-255766

WELLTOWER INC.

PRICING TERM SHEET

Issuer:	Welltower Inc.

Title of Securities:	3.850% Notes due 2032 (the “Notes”)

Principal Amount:	$550,000,000

Trade Date:	March 29, 2022

Settlement Date:	March 31, 2022 (T+2)

Maturity Date:	June 15, 2032

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2022

Coupon:	3.850% per year, accruing from March 31, 2022

Price to Public:	99.948% of the principal amount, plus accrued interest, if any, from March 31, 2022

Yield to Maturity:	3.855%

Benchmark Treasury:	1.875% due February 15, 2032

Spread to Benchmark Treasury:	+147 basis points

Benchmark Treasury Price/Yield:	95-17 / 2.385%

Optional Redemption Provisions:

Make-Whole Call:	+25 basis points

Par Call:	Three months prior to the Maturity Date

CUSIP/ISIN:	95040Q AR5 / US95040QAR56

Anticipated Ratings:* (Moody’s/S&P)	Baa1/BBB+

Joint Book-Running Managers:

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

PNC Capital Markets LLC

Barclays Capital Inc.

BofA Securities, Inc.

Credit Agricole (USA) Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

KeyBanc Capital Markets Inc.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

Senior Co-Managers:

BMO Capital Markets Corp.

BNP Paribas Securities Corp.

Capital One Securities, Inc.

Citizens Capital Markets, Inc.

Fifth Third Securities, Inc.

Huntington Securities, Inc.

Regions Securities LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Truist Securities, Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC Comerica Securities, Inc. Hancock Whitney Investment Services, Inc. Loop Capital Markets LLC Synovus Securities Inc. BOK Financial Securities, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to withdrawal or revision at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Wells Fargo Securities, LLC toll-free at 1-800-645-3751, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 and PNC Capital Markets LLC toll-free at 1-855-881-0697.

No PRIIPs KID – No PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.